Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of January 1, 2004 (the “Agreement”), is by and between American Home Mortgage Holdings, Inc., a Delaware corporation having a place of business at 520 Broadhollow Road, Melville, NY 11747 (the “Company”), and Robert F. Johnson, Jr., [address omitted] (the “Executive”).

Whereas the Company wishes to assure itself of the services of the Executive, and the Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth.

Now, therefore, the Company and the Executive hereby agree as follows:

1. Employment. The Company agrees to employ the Executive, and the Executive hereby accepts such employment by the Company during the term set forth in Section 2 and on the other terms and conditions of this Agreement.

2. Term. The term of this Agreement shall commence on January 1, 2004, and shall continue until four weeks after the resignation or discharge of the Executive.

3. Position, Duties and Responsibilities, Rights.

(a) During the term of this Agreement, the Executive shall serve as, and be elected to and hold the office and title of Executive Vice President, Capital Markets. As such, the Executive shall have all of the powers and duties usually incident to such office.

(b) During the term of this Agreement, the Executive agrees to devote substantially all the Executive’s time, efforts and skills to the affairs of the Company during the Company’s normal business hours, except for vacations, illness and incapacity, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods to (i) manage the Executive’s personal investments, (ii) participate in professional, educational, public interest, charitable, civic or community activities, including activities sponsored by trade organizations, (iii) serve as a director or member of an advisory committee of any corporation not in competition with the Company or any of its subsidiaries, or as an officer, trustee or director of any charitable, educational, philanthropic, civic, social or industry organizations, or as a speaker or arbitrator; provided, however, that the performance of the Executive’s duties or responsibilities in any of such capacities does not materially interfere with the regular performance of the Executive’s duties and responsibilities hereunder

(c) Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based in an office in Melville, New York, and shall not be required to be absent from there on travel status or otherwise for more than a reasonable time each year as necessary or appropriate for the performance of the Executive’s duties hereunder.

4. Compensation.

(a) During the term of this Agreement, the Company shall pay the Executive, and the Executive agrees to accept a base salary at the rate of not less than $259,000.00 per year (the annual base salary as increased from time to time during the term of this Agreement being hereinafter referred to as the “Base Salary”). The Base Salary shall be paid in installments no less frequently than monthly. Any increase in Base Salary or other compensation shall not limit or reduce any other obligation of the Company hereunder, and once established at an increased specified rate, the Executive’s Base Salary hereunder shall not thereafter be reduced.

(b) During the term of this Agreement, the Executive will be paid a bonus for each calendar quarter (each, a “Bonus Period”) from Secondary Market Profits (also referred to herein as “SMPs”, and defined as the aggregate price difference for all loans sold during month, between the price the Company receives for a loan and the price the Company would have received for the loan had it sold the loan to the best efforts investor offering the highest price for the loan, that resulting total plus or minus the gain or loss from hedging activities allocated to the quarter), as set forth below. For purposes of this subsection, highest price shall be based on the lock-in period granted a customer. For purposes of this subsection, hedging activities shall include pairing-out of unfilled forward sales contracts and options trading. Bonuses will be earned as follows;

(i) From SMPs for each Bonus Period arising from loans originated by American Home Mortgage Corp. which are not brokered to American Home Mortgage Acceptance, Inc, or any other REIT-qualified affiliate of the Company (the “For-Profit Volume”) as follows: (A) first $300,000 of SMPs— 2%; (B) second $300,000 of SMPs-1.75%; (C) third $300,000 of SMPs— 1.5%; and (D) SMPs from $900,000 to $10 million— .75%. In addition, if SMPs exceed $10 million (the “Above Target Profit”), the Executive shall earn a bonus on Above Target Profit of .5%, to the extent such Above Target Profit is up to 25 basis points of For Profit Volume, and .75% of Above Target Profits is in excess of 25 basis points of For Profit Volume.

(ii) From SMPs for each Bonus Period arising from loans originated by American Home Acceptance, Inc., and any other REIT-qualified affiliate of the Company, as follows: total loan origination volume of the Company, divided by For Profit Volume, times the bonus computed per subsection (4)(b)(i), above, less the amount paid the Executive per subsection 4(b)(i), above.

(iii) Calculation of the amount due the Executive pursuant to this paragraph 4(b) shall be made in good faith by the Company and communicated to the Executive in writing. If the Executive disagrees with the calculation he shall notify the Company’s General Counsel in writing within 30 days of receiving the calculation prepared by the Company. If the Executive does not so notify the company, the Company’s calculation will be considered accepted by the Executive, and will be final, and the Executive hereby waives any claim resulting from the calculation.

(c) During the term of this Agreement, the Executive shall be entitled to fringe benefits, in each case at least equal to and on the same terms and conditions as those attached to the Executive’s office on the date hereof, as the same may be improved from time to time during the term of this Agreement, as well as to reimbursement, upon proper accounting, of all reasonable expenses and disbursements incurred by the Executive in the course of the Executive’s duties.

(d) The Company shall grant the Executive 10,000 stock options as of the effective date of this Agreement, in accordance with the terms of the Company’s 1999 Omnibus Stock Incentive Plan.

(e) The Company agrees to pay the Executive a one-time bonus of $75,000 upon the execution of this Agreement. The Executive shall be obligated to repay said bonus in full if his employment is terminated prior to December 31, 2004 either by the Company for cause, or if the Executive resigns. For purposes of this Agreement, a termination shall be deemed “for cause” (i) if the Executive repeatedly fails to substantially perform the Executive’s duties hereunder, other than by reason of death or disability; or (ii) if the Executive is grossly negligent or engages in insubordination or gross misconduct in the performance of the Executive’s duties hereunder; or (iii) the Executive engages in an act of dishonesty, fraud, theft, misappropriation or embezzlement, or any conduct resulting in a felony conviction; or (iv) if the Executive breaches any provision of this Agreement; or (v) if the Executive violates any of the written policies of the Company after written notice of the violation from the CEO or the General Counsel of the Company.

5. Termination of Employment. The employment created hereby is at will. The Company may terminate this Agreement by discharging the Executive. The Executive may terminate this Agreement by resigning with four weeks notice to the Company. Discharge or resignation may be for any reason or for no reason. If the Company terminates this Agreement for any reason, the Executive shall be paid $97,125, plus any compensation earned pursuant to section 4(b), above, through the date of termination.

6. Enforceability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or enforceability shall not affect the validity or enforceability of any other provision of this Agreement.

7. Notices. All notices which may be necessary or proper for either the Company or the Executive to give to the other shall be in writing and shall be sent by hand delivery, registered or certified mail, return receipt requested or overnight courier, if to the Executive, to him at [address omitted], and, if to the Company, to it at its principal executive offices at 520 Broadhollow Road, Melville, NY 11747, Attention; General Counsel, and shall be deemed given when sent. Either party may by like notice to the other party change the address at which it is to receive notices hereunder.

8. Non-Disparagement, Non-Solicitation, Confidential Information. The Company and the Executive agree that neither will disparage the other and that their representatives will not disparage either party hereto. The Executive agrees that for a period of one year following the termination of this Agreement, the Executive will not solicit any employee of the Company to leave the Company or hire any employee of the Company. The Company and the Executive agree to keep the terms of this Agreement confidential except that the Executive may divulge the terms of this Agreement to the Executive’s spouse, attorney, financial advisor and accountant provided they agree to keep the terms of this Agreement confidential. The Executive agrees to protect, not disclose, and not use for the Executive’s benefit any confidential information or trade secrets belonging to the Company, including information regarding proprietary procedures and techniques, accounts, or personnel (excepting information that was already disclosed by the Company or otherwise was made public other than by breach of this Agreement by the Executive). The preceding two sentences shall not apply to disc1osures required due to the laws or regulations of governments, or the orders of courts having jurisdiction over the Company and the Executive. This section 9 shall survive the termination of this Agreement.

9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND BE ENFORCEABLE IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

American Home Mortgage Holdings, Inc.

By:	/s/ Alan B. Horn
Name:	Alan B. Horn
Title:	General Counsel

/s/ Robert F. Johnson, Jr.
Robert F. Johnson, Jr.

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